Exhibit 5.1

[Letterhead of Drinker Biddle & Reath LLP]

March 10, 2017

Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda

Re: Enstar Group Limited
$350,000,000 of 4.500% Notes due 2022

Ladies and Gentlemen:
We have acted as U.S. counsel to Enstar Group Limited, a Bermuda exempted company (the “Company”), in connection with the issuance and sale by the Company of $350,000,000 aggregate principal amount of the Company’s 4.500% Notes due 2022 (the “Notes”). The Notes are being issued pursuant to an Indenture dated as of March 10, 2017 between the Company and The Bank of New York Mellon (the “Trustee”) as supplemented by a First Supplemental Indenture dated as of March 10, 2017 between the Company and the Trustee (together, the “Indenture”). The Notes are being offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-198718) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on September 12, 2014 and the related prospectus supplement dated as of March 7, 2017 (the “Prospectus Supplement”). In connection with the issuance and sale of the Notes, the Company entered into an Underwriting Agreement dated as of March 7, 2017 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.
In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Indenture (including the form of Note attached thereto), the Prospectus Supplement, the Underwriting Agreement and such other documents and corporate records relating to the Company and the issuance and sale of the Notes as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.
On the basis of the foregoing and subject to the qualifications and assumptions contained herein, we are of the opinion that:
When delivered and paid for by the Underwriters in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding in equity or at law.
The opinion above is qualified to the extent the enforcement of any Notes denominated in a currency other than United States dollars may be limited by requirements that a claim (or a foreign currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

For the purposes of this opinion letter, we have assumed that: (i) the Company is validly existing under the laws of Bermuda, (ii) the execution, delivery and performance by the Company of the Indenture (including the Supplemental Indenture), and all actions necessary for the issuance of the Notes and the form and terms thereof have been authorized by all necessary action (corporate or otherwise) and do not (a) contravene the Company’s Memorandum of Association or Bye-Laws, each as currently in effect, (b) violate any Bermuda law, rule or regulation applicable to the Company, or (c) result in any conflict with or breach of any agreement or document binding on the Company. We have further assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.
This opinion letter is limited to the laws of the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, including, without limitation, Bermuda, or to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or as to any matters arising thereunder or relating thereto.
The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP